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                      March 9, 2023

       Warren C. Jenson
       President and Chief Financial Officer
       LiveRamp Holdings, Inc.
       225 Bush Street, Seventeenth Floor
       San Francisco, CA 94104

                                                        Re: LiveRamp Holdings,
Inc.
                                                            Form 10-K for the
Fiscal Year ended March 31, 2022
                                                            Filed May 24, 2022
                                                            File No. 001-38669

       Dear Warren C. Jenson:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation
       cc:                                              Scott Howe